Exhibit 99.1

TIANYUAN LAW FIRM

11F/Tower C, Corporate Square, 35 Financial St.

Beijing. 100032, P. R. China

Tel: (8610) 8809-2188; Fax: (8610)8809-2150.

E-mail: tylawf@tianyuanlawf.com.cn

Date: April 11, 2005

Watchdata Technologies Ltd.

No. 2 Wanhong West Street, Capital Airport Road

Chaoyang District, Beijing 100015

People’s Republic of China

Dear Sirs:

Re: IPO of Watchdata

We have acted as special People’s Republic of China (“PRC”) legal counsel to Watchdata Technologies Ltd., a company incorporated under the laws of the Cayman Islands (the “Company”).

With respect to the proposed initial public offering of the Company’s ordinary shares in the form of American depositary shares represented by American depositary receipts (“ADRs”) to be quoted on NASDAQ (the “IPO”), and the issuance of the prospectus that forms part of the Company’s registration statement on Form F-1 (No: 333-121531) filed with the U.S. Securities and Exchange Commission in connection therewith (the “Prospectus”), we have been asked to furnish this opinion regarding, inter alia, (i) the compliance of the ownership structure of Beijing Watch Smart Technologies Ltd. (“Watch Smart”) with existing Chinese laws and regulations, (ii) the Contractual Arrangements (as defined below) of Beijing Watch Data System Co., Ltd. (“Beijing Watchdata”) with Watch Smart and Tianjin Tongren (TEDA) Software Technology Co., Ltd. (“Tianjin Tongren”) being valid and binding, and not resulting in any violation of Chinese laws or regulations currently in effect, and (iii) the compliance in all material aspects with existing Chinese laws and regulations of the business operations of Beijing Watchdata and Watch Smart.

A. Documents Examined, Definition and Information Provided

In connection with the furnishing of this opinion, we have examined the following documents (the “Contractual Arrangements” or the “Contracts”), which we summarize below:

(a) Product Supply Contract, dated September 6, 2004, between Watch Smart and Beijing Watchdata, under which Watch Smart agrees to purchase products exclusively from Beijing Watchdata at a price equal to 180% of Beijing Watchdata’s cost, and Watch Smart acknowledges that Beijing Watchdata may arrange for hardware manufacture through subcontractors.

(b) Management and Marketing Consultancy and Technical Assistance Services Agreement, dated September 6, 2004, between Watch Smart and Beijing Watchdata, under which Beijing Watchdata agrees to render management, marketing and technical assistance services to Watch Smart on demand. Watch Smart agrees to use Beijing Watchdata as its exclusive service provider and to give Beijing Watchdata the right to nominate subject to PRC laws the general manager of Watch Smart. Compensation for Beijing Watchdata’s services is comprised of service fees calculated in accordance with the hourly rates and the actual time spent by Beijing Watchdata’s staff in rendering the services. Beijing Watchdata will from time to time notify Watch Smart of the applicable hourly rates and provide reasonable justifications for such rates based on complexity of the services provided, scarcity of resources and a number of other objective factors.

(c) Technology License Agreement, dated September 6, 2004, between Watch Smart and Beijing Watchdata, under which Beijing Watchdata grants Watch Smart a nonexclusive license to use certain technologies owned by Beijing Watchdata strictly for the purpose of developing data security products incorporating encryption algorithms owned, controlled or licensed by the Chinese government, which products will be manufactured by Beijing Watchdata through its subcontractors. The royalties payable to Beijing Watchdata under the Technology License Agreement equal 0.5% of Watch Smart’s revenue generated from sales of products using the relevant licensed technologies.

(d) Trademark License Agreement, dated September 6, 2004, between Watch Smart and Beijing Watchdata, under which Beijing Watchdata grants Watch Smart a nonexclusive license to use certain trademarks owned by Beijing Watchdata strictly for the purpose of developing data security products incorporating encryption algorithms owned, controlled or licensed by the Chinese government, which products will be manufactured by Beijing Watchdata through its subcontractors. The royalties payable to Beijing Watchdata under the Trademark License Agreement equal 0.5% of Watch Smart’s revenue generated from sales of products using the relevant licensed trademarks.

(e) Copyright License Agreement, dated September 6, 2004, between Watch Smart and Beijing Watchdata, under which Beijing Watchdata grants Watch Smart a nonexclusive license to use certain copyrights owned by Beijing Watchdata strictly for the purpose of developing data security products incorporating encryption algorithms owned, controlled or licensed by the Chinese government, which products will be manufactured by Beijing Watchdata through its subcontractors. The royalties payable to Beijing Watchdata under the Copyright License Agreement equal 0.5% of Watch Smart’s revenue generated from sales of products using the relevant licensed copyrights.

(f) Shareholders’ Agreement and Supplement, dated September 6, 2004, between Beijing Watchdata and Tianjin Tongren, which contains an undertaking from Tianjin Tongren not to transfer its equity interest in Watch Smart without the prior written consent of Beijing Watchdata and not to develop any encryption or data security business outside of Watch Smart. Tianjin Tongren grants Beijing Watchdata an exclusive call option to purchase all of Tianjin Tongren’s equity interest in Watch Smart in the event of a change of control in Tianjin Tongren or if Wang Youjun ceases to be the Chief Executive Officer of Beijing Watchdata (which call option may be exercised by a designee of Beijing Watchdata) or as and when such purchase is permitted under applicable Chinese law. Beijing Watchdata grants Tianjin Tongren a put option to sell all, but not less than all, of Tianjin Tongren’s equity interest in Watch Smart, at a price equal to Tianjin Tongren’s cost plus 3% per annum, in compliance with all applicable laws.

In addition, we have reviewed the originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. All of the above documents are hereinafter collectively referred to as the “Documents.”

Unless the context of this opinion otherwise provides, the following terms in this opinion shall have the meanings set forth below:

“Approvals” – to mean all necessary approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications and licenses.

“Contracts” or “Contractual Arrangements”– to mean the contracts defined in Section A of this opinion.

“PRC” – to mean the People’s Republic of China (for the purposes of this opinion, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan).

“Subsidiaries” – to mean all of the Company’s subsidiaries, including Strategic Triumph Limited, Beijing Watchdata and Watchdata Technologies Pte. Ltd.

B. Assumptions.

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

1.	all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to the originals;

2.	no amendments, revisions, modifications or other changes have been made with respect to any of the Documents to the date of this opinion after they were submitted to us for the purposes of this legal opinion; and

3.	each of the parties to the Documents (except Beijing Watchdata and Watch Smart) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party.

In expressing the opinions set forth herein, we have relied upon the factual matters contained in the representations and warranties set forth in the Documents.

C. Opinion.

Based upon the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

(a) Beijing Watchdata has been duly incorporated and is validly existing as a company with limited liability and enterprise legal person status in good standing under the laws of the PRC. All of the registered capital of Beijing Watchdata has been fully paid for and 100% of the equity interest in the registered capital of Beijing Watchdata is owned by the Company and its Subsidiaries and such equity interest is free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right.

(b) Watch Smart has been duly incorporated and is validly existing as a company with limited liability and enterprise legal person status in good standing under the laws of the PRC. All of the registered capital of Watch Smart has been fully paid for, and 49% and 51% of the equity interest in the registered capital of Watch Smart is respectively owned by Beijing Watchdata and Tianjin Tongren, and such equity interests are each free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right. The ownership structure of Watch Smart, both currently and after giving effect to this offering, is in compliance with all existing PRC laws, rules and regulations.

(c) Each of Beijing Watchdata and Watch Smart is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, shareholders’ equity, results of operations or prospects of the Company, Beijing Watchdata and Watch Smart taken as a whole (a “Material Adverse Effect”).

(d) All Approvals in the PRC required for the establishment and the maintenance of the enterprise legal person status of each of Beijing Watchdata and Watch Smart, respectively, have been duly issued and obtained and all such Approvals are in full force and effect, have not been revoked, withdrawn, suspended or cancelled and are not subject to any condition. Each of Beijing Watchdata and Watch Smart, respectively, has complied with all applicable registration and filing requirements under PRC law for its establishment and the maintenance of its status and existence as an enterprise legal person.

(e) Each of Beijing Watchdata and Watch Smart has the power and authority and has satisfied all conditions and done all things required by the laws of the PRC (including the making and obtaining of all necessary Approvals, if any) in order for it to own, use, lease and operate its assets and to conduct its existing and proposed business as set out in its business license and in the Prospectus. Such Approvals are in full force and effect; no violation exists in respect of any such Approvals; and no such Approvals are subject to suspension, revocation or withdrawal and to the best of our knowledge, having made all due and reasonable inquiries, there are no circumstances existing which might lead to suspension, revocation or withdrawal of any such Approvals or any conditions attached thereto being adversely altered. The business operations of each of Beijing Watchdata and Watch Smart are in compliance in all material aspects with all applicable PRC laws, rules and regulations.

(f) Each of Beijing Watchdata, Watch Smart and Tianjin Tongren has full power, authority and legal right to enter into, execute, adopt, assume, issue, deliver and perform their respective obligations under each of the Contracts to which it is expressed to be a party, and such obligations constitute valid, legal and binding obligations enforceable in accordance with the terms of each of the Contracts (taken both individually and together as a whole) against each of them in accordance with terms of each of the Contracts (taken both individually and together as a whole). Each Contract and the transactions contemplated thereby (taken both individually and together as a whole) have been duly authorized by the PRC entities expressed to be parties thereto. No Approvals are required to be done or obtained for the performance of Beijing Watchdata, Watch Smart and Tianjin Tongren of their obligations and the transactions contemplated under the Contracts (taken both individually and together as a whole) other than those already obtained.

(g) The execution and performance by each of Beijing Watchdata, Watch Smart and Tianjin Tongren of their respective obligations under each of the Contracts to which one of them is a party (taken both individually and together as a whole) does not and will not contravene, result in a breach or violation of or constitute a default under (i) any of the terms and provisions of the Articles of Association of Beijing Watchdata or Watch Smart or any of their respective business licenses, (ii) any PRC law, regulation or public policy, or (iii) any agreement, instrument, arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over the Beijing Watchdata and/or Watch Smart, as the case may be, any agreement or instrument to which either of them is expressed to be a party or which is binding on either of them or any of their assets, and no Contracts have been amended or revoked or are liable to be set aside under any existing PRC law.

(h) None of the Contracts or the transactions contemplated by the Contracts taken both individually and together as a whole has resulted in or results in the creation or imposition of any lien, charge, encumbrance or claim pursuant to any instrument or agreement to which Beijing Watchdata or Watch Smart was or is a party or by which Beijing Watchdata or Watch Smart or any of their respective properties or assets was or is bound.

(i) The choice of PRC law as the governing law in each Contract is a valid choice of governing law and will be binding on the parties to the relevant Contract.

(j) Each of the Contracts and the transactions contemplated thereby are legal, valid, enforceable and admissible as evidence under PRC law and public policy and is binding on the persons expressed to be parties thereto. No provision in any of the Contracts (taken both individually and together as a whole) contravenes in any way any applicable PRC law or public policy.

(k) There are no legal, administrative, arbitration or other proceedings which has challenged the legality, effectiveness or validity of the Contracts and/or the transactions contemplated thereby, individually or taken as a whole, or to the best of our knowledge after making due and reasonable enquiries, no such proceedings are threatened or contemplated by any governmental or regulatory authority or by any other persons.

(l) No third party approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permissions, endorsement, annual inspections, qualifications and licenses are required for the implementation of the Contracts or the transactions contemplated thereby or for Beijing Watchdata or Watch Smart to fulfill its obligations under the Contracts.

(m) The summaries of the Contracts and the transactions contemplated thereby set out in the Prospectus are true and correct in all material respects.

We are licensed to practise in the PRC and the foregoing opinion is limited to the laws, regulations, rules, notices, guidelines, directions, orders or decrees of the PRC currently in force and publicly available on the date of this opinion and is subject to the following qualifications:

(a)	We express no opinion as to any law other than the laws of the mainland territory of the PRC in force on the date of this opinion. In particular, we have made no investigations and we express no opinion as to the laws of the Special Administrative Regions of Hong Kong and Macao; and

(b)	The PRC laws referred to herein are laws currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us under the headings “Risk Factors—Risks Related to Doing Business in China”, “Business—Regulation”, “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the SEC thereunder.

Very truly yours,

/s/ Tian Yuan Law Firm

TianYuan Law Firm